Exhibit 10.57

2004 ANNUAL SENIOR EXECUTIVE BONUS PLAN

The following bonus plan will govern senior executives for the year 2004.

As used herein:

“Bonus Payment Date” means the date on which the Annual Bonus and any Quarterly Progress Payouts are paid as determined by the Compensation Committee. Payments shall be made as soon as practicable after the financial statements for the relevant period are prepared, reviewed or audited by the Company’s independent accountants and approved by the Board of Directors. Except for good cause, Quarterly Progress Payouts shall be made no later than 35 days after the end of the applicable quarter and the Annual Bonus will be paid no later than 65 days after the end of the Fiscal Year.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization for the applicable Fiscal Year as calculated from the Company’s audited statements of operations, but adjusted for (A) any extraordinary gains or losses or items of a non-recurring nature, and; (B) strategic costs as determined and approved by the Compensation Committee.  In the event of any dispute or disagreement, the Board of Directors shall have the sole discretion to determine EBITDA for purposes of this Agreement.

“Plan” means the Annual Plan approved by the Board of Directors for the applicable Fiscal Year.

(a)           Annual Bonus.

During the first year that  Employment Agreement is in effect, Executive shall be eligible to earn an Annual Performance Bonus (the “Annual Bonus”) as follows:

Employment on Payout Dates as Prerequisite; No Bonus Earned Until Payment Date.  Executive shall not earn or be entitled to an Annual Bonus, a prorated share of the Annual Bonus, or any portion thereof unless Executive remains employed by the Company in an Executive position through the applicable period and remains employed in an Executive position on the Payment Date.  Should Executive be employed by the Company on the date of a Quarterly Progress Payout but not at the time of the payment of the Annual Bonus, Executive shall have earned and be entitled to payment only of the Quarterly Progress Payout(s) actually received and shall not have earned or be entitled to any additional amounts.

Attainment of Plan as Prerequisite.  No Annual Bonus shall be earned or payable unless earnings as measured by fiscal year-end audited EBITDA are at no less than 90% of Plan for the then-current Fiscal Year.  Eligibility shall be based on the percentage of Plan achieved, as described below.

Annual Bonus as Percentage of Salary Based Upon Achieving Plan.  Upon achieving 90% of Plan, Executive shall be eligible for an Annual Bonus equal to 25% [22.5%; 20%] of Base

Salary.  Upon achieving 100% of Plan, Executive shall be eligible for an Annual Bonus equal to 50% [45%; 40%] of Base Salary.  Upon achieving less than 100% of Plan but more than 90% of Plan Executive shall be eligible for an Annual Bonus which shall be prorated based upon the percentage of Plan achieved.

Method of Payment.  There shall be a Quarterly Progress Payout of the Annual Bonus as follows.

(1)                                  At the conclusion of the first fiscal quarter ending December 31, provided that quarterly EBITDA is at least 90% of Plan for that first quarter based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was equal to the same percentage of Plan as the percentage achieved in the first quarter, multiplied by 12.5%;

(2)                                  At the conclusion of the second fiscal quarter ending March 31, the greater of the following:

(A)                              If quarterly EBITDA is at least 90% of Plan for that second quarter based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was the same percentage of Plan as the percentage achieved in the second quarter,  multiplied by 25%; or

(B)                                If no bonus was earned in the first quarter and EBITDA in the aggregate for the first and second quarters is at least 90% of Plan, based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was the same percentage of Plan as the percentage achieved in the first and second quarters multiplied by 37.5%;

(3)                                  At the conclusion of the third fiscal quarter ending June 30, the greater of the following:

(A)                              If quarterly EBITDA is at least 90% of Plan for that third quarter based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was the same percentage of Plan as the percentage achieved in the third quarter, multiplied by 12.5%; or

(B)                                If a bonus was earned in the first quarter but not the second quarter, and if EBITDA in the aggregate for the second and third quarters is at least 90% of Plan based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was the same percentage of Plan as the percentage achieved in the second and third quarters, multiplied by 37.5%, or

(C)                                If no bonus was earned in the first or second quarters and, if EBITDA in the aggregate for the first, second and third quarters is at least 90% of Plan, based upon quarterly review by the Company’s auditors, the amount of annual bonus that would be earned if, at the end of the fiscal year, EBITDA was the same percentage of Plan as the percentage achieved in the first, second and third quarters, multiplied by 50%;

(4)                                  At the conclusion of the fiscal year ending September 30, the following:

(A)                              If annual EBITDA is at least 90% of Plan for the year based upon audited results by the company’s auditors, 100% of the annual bonus earned less any Quarterly Progress Payouts made during the fiscal year.

(b)           Supplemental Annual Bonus Payment On Earnings Exceeding Plan.

At the conclusion of the Fiscal Year in which results exceed Plan, Executive shall be entitled to a Supplemental Annual Bonus payment equal to a percentage share recommended by the company’s CEO and approved by the Board of Directors of a bonus pool consisting of 25% of the EBITDA in excess of Plan; PROVIDED THAT Executive shall not earn or be entitled to any Supplemental Bonus after the aggregate of the base salary and all bonus payments reaches 300% of the base Executive’s salary.

(c)           Potential Renewal of Annual Bonus.

The Annual Bonus may be renewed on an annual basis upon the review and recommendation of the CEO and approval of the Board of Directors.